Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
October 22, 2010

FIRST NATIONAL CORPORATION REPORTS IMPROVEMENT IN CORE OPERATING RESULTS

Strasburg, Virginia (October 22, 2010) --- First National Corporation (OTCBB: FXNC) reported net income of $694 thousand and net income available to common shareholders of $473 thousand, or $0.16 per basic and diluted share, for the third quarter of 2010, compared to net income of $818 thousand and net income available to common shareholders of $598 thousand, or $0.20 per basic and diluted share, for the same quarter of 2009.

Core operating results increased 30% to $2.3 million for the third quarter of 2010, up from $1.7 million for the third quarter of 2009.  “We are pleased to report solid earnings for the quarter,” said Harry Smith, President and Chief Executive Officer of First National Corporation.  “The net interest margin and expense control efforts contributed to improved core operating results for the quarter.  The Company is continuing to focus on improving profitability and asset quality.”

Core operating results are measured by net income before taxes, less non-recurring items, provision for loan losses and provision for other real estate owned.

Quarterly Performance

Third quarter 2010 net income was $124 thousand lower than the same quarter of 2009:

▪	Provision for loan losses was $806 thousand higher
▪	Net interest income was $402 thousand higher
▪	Noninterest income was $161 thousand higher
▪	Noninterest expense was $56 thousand lower

The decrease in third quarter 2010 earnings compared to third quarter 2009 was the result of higher provision for loan losses offset by an 8% increase in net interest income and a 12% increase in noninterest income.  Noninterest expense decreased slightly when comparing the two periods.  Return on assets and return on equity were 0.51% and 4.92%, respectively, for the third quarter of 2010, compared to 0.59% and 6.11% for the same quarter in 2009.

Net interest income increased 8% to $5.2 million for the third quarter of 2010 compared to $4.8 million for the same quarter of 2009.  The net interest margin was 37 basis points higher and average interest-earning assets were $7.9 million lower when comparing the two periods.  The margin was 4.10% for the quarter ended September 30, 2010 compared to 3.73% for the same period of 2009.  The margin improvement was primarily the result of a decline in the cost of funding earning assets.

Noninterest income totaled $1.5 million for the third quarter of 2010, an increase of 12%, compared to $1.4 million for the same quarter of 2009.  The increase in noninterest income resulted primarily from higher trust and investment advisory fees and ATM and check card fees. Noninterest expense decreased 1% to $4.5 million for the third quarter of 2010 compared to $4.6 million for the same period in 2009.

Net charge-offs were $240 thousand for both the third quarter of 2010 and for the third quarter of 2009.  Nonperforming assets totaled $15.5 million compared to $16.3 million one year ago.  The allowance for loan losses totaled $8.6 million or 1.96% of total loans at September 30, 2010, compared to $7.2 million or 1.60% of total loans at September 30, 2009.  The loan loss provision totaled $1.2 million for the third quarter of 2010 compared to $394 thousand for the same period in 2009.  The higher provision for loan losses was primarily attributable to allocating specific reserves on impaired loans during the quarter.  The Company has focused on aggressively identifying and reserving for troubled loans.

Year-to-Date Performance

Net income was $1.4 million higher than the previous year:

▪	Net interest income was $1.8 million higher
▪	Provision for loan losses was $557 thousand higher
▪	Noninterest expense was $506 thousand lower
▪	Noninterest income was $335 thousand higher

For the nine months ended September 30, 2010, net income was $2.5 million compared to $1.1 million for the same period in 2009.  After the effective dividend on preferred stock, net income available to common shareholders was $1.8 million, or $0.61 per basic and diluted share, compared to $608 thousand, or $0.21 per basic and diluted share, for the same period in 2009.  Return on assets was 0.60% for the nine months ended September 30, 2010 compared to 0.27% for the same period in 2009, and return on equity was 5.91% for the nine months ended September 30, 2010 compared to 2.97% for the same period in 2009.

Net interest income increased 13% to $15.2 million for the nine months ended September 30, 2010 compared to $13.4 million for the same period in 2009.  The net interest margin was 52 basis points higher while average interest-earning assets were $7.9 million lower when comparing the two periods.  The net interest margin was 4.07% for the nine months ended September 30, 2010, compared to 3.55% for the same period in 2009.

Noninterest income increased 8% to $4.3 million for the nine months ended September 30, 2010 from $4.0 million for the same period in 2009.  This increase was attributable to more overdraft and ATM and check card fee income.  Noninterest expense decreased 4% to $13.5 million for the nine months ended September 30, 2010, compared to $14.0 million for the same period in 2009. The decrease in noninterest expense was primarily the result of lower provision for other real estate owned.  The provision for other real estate owned totaled $151 thousand for the nine months ended September 30, 2010 compared to $818 thousand for the same period in 2009.  The provision for loan losses increased to $2.6 million for the nine months ended September 30, 2010 compared to $2.1 million for the same period in 2009.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2009, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
Income Statement	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Interest and dividend income
Interest and fees on loans	$6,239	$6,239	$18,728	$18,374
Interest on federal funds sold	1	-	1	4
Interest on deposits in banks	5	-	9	-
Interest and dividends on securities available for sale:
Taxable interest	398	547	1,298	1,576
Tax-exempt interest	132	147	419	429
Dividends	15	16	43	32
Total interest and dividend income	$6,790	$6,949	$20,498	$20,415

Interest expense
Interest on deposits	$1,397	$1,844	$4,574	$5,953
Interest on federal funds purchased	1	26	12	35
Interest on company obligated mandatorily redeemable capital securities	112	113	329	361
Interest on other borrowings	104	192	356	628
Total interest expense	$1,614	$2,175	$5,271	$6,977

Net interest income	$5,176	$4,774	$15,227	$13,438
Provision for loan losses	1,200	394	2,611	2,054
Net interest income after provision for loan losses	$3,976	$4,380	$12,616	$11,384

Noninterest income
Service charges on deposit accounts	$668	$662	$1,959	$1,845
ATM and check card fees	378	312	1,058	887
Trust and investment advisory fees	330	263	934	852
Fees for other customer services	75	76	239	221
Gains on sale of loans	76	38	141	146
Gains (losses) on sale of securities available for sale	(9)	-	(7)	10
Gains on sale of premises and equipment	-	-	-	9
Gains (losses) on sale of other real estate owned, net	29	-	(23)	-
Other operating income (loss)	(10)	25	46	42
Total noninterest income	$1,537	$1,376	$4,347	$4,012

Noninterest expense
Salaries and employee benefits	$2,239	$2,172	$6,756	$6,584
Occupancy	358	338	1,053	989
Equipment	344	355	1,035	1,052
Marketing	142	122	394	391
Stationery and supplies Legal and professional fees	110 210	103 228	292 630	398 619
ATM and check card fees	219	181	605	552
FDIC assessment	177	173	548	603
Provision for other real estate owned	111	182	151	818
Other operating expense	625	737	1,993	1,957
Total noninterest expense	$4,535	$4,591	$13,457	$13,963

Income before income taxes	$978	$1,165	$3,506	$1,433
Income tax provision	284	347	1,044	341
Net income	$694	$818	$2,462	$1,092
Effective dividend and accretion on preferred stock	221	220	664	484
Net income available to common shareholders	$473	$598	$1,798	$608

Common Share and Per Common Share Data
Net income, basic and diluted	$0.16	$0.20	$0.61	$0.21
Shares outstanding at period end	2,945,044	2,926,552	2,945,044	2,926,552
Weighted average shares, basic and diluted	2,941,750	2,921,309	2,937,402	2,919,123
Book value at period end	$14.25	$13.52	$14.25	$13.52
Cash dividends	$0.14	$0.14	$0.42	$0.42

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Key Performance Ratios
Return on average assets	0.51%	0.59%	0.60%	0.27%
Return on average equity	4.92%	6.11%	5.91%	2.97%
Net interest margin	4.10%	3.73%	4.07%	3.55%
Efficiency ratio (1)	65.30%	70.70%	67.64%	74.34%

Asset Quality
Loan charge-offs	$303	$320	$1,320	$773
Loan recoveries	63	80	197	250
Net charge-offs	240	240	1,123	523
Non-accrual loans	8,842	10,719	8,842	10,719
Other real estate owned, net	6,599	5,623	6,599	5,623
Repossessed assets Restructured loans Nonperforming assets	30 - 15,471	321 - 16,342	30 - 15,471	321 - 16,342

Average Balances
Average assets	$545,217	$550,239	$545,553	$549,279
Average earning assets	508,913	516,766	508,221	516,074
Average shareholders’ equity	56,060	53,075	55,707	49,108

	(unaudited)
	September 30, 2010	September 30, 2009
Capital Ratios
Tier 1 capital	$63,930	$62,916
Total capital	69,651	68,757
Total capital to risk-weighted assets	15.32%	14.76%
Tier 1 capital to risk-weighted assets	14.06%	13.50%
Leverage ratio	11.73%	11.44%

Balance Sheet
Cash and due from banks	$8,129	$5,903
Interest-bearing deposits in banks	4,681	2,086
Securities available for sale, at fair value	57,468	64,571
Restricted securities, at cost	3,242	3,426
Loans held for sale	927	200
Loans, net of allowance for loan losses	429,642	442,570
Premises and equipment, net	19,969	20,893
Interest receivable	1,672	1,699
Other assets	15,733	11,525
Total assets	$541,463	$552,873

Noninterest-bearing demand deposits	$79,998	$75,737
Savings and interest-bearing demand deposits	164,351	134,086
Time deposits	208,774	237,258
Total deposits	$453,123	$447,081
Federal funds purchased	-	2,795
Other borrowings	20,128	35,264
Company obligated mandatorily redeemable capital securities	9,279	9,279
Accrued expenses and other liabilities	2,934	4,920
Total liabilities	$485,464	$499,339

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	September 30, 2010	September 30, 2009
Balance Sheet (continued)
Preferred stock	$14,094	$13,967
Common stock	3,681	3,658
Surplus	1,536	1,399
Retained earnings	35,669	34,676
Unearned ESOP shares	-	(114)
Accumulated other comprehensive income (loss), net	1,019	(52)
Total shareholders’ equity	$55,999	$53,534

Total liabilities and shareholders’ equity	$541,463	$552,873

Loan Data
Mortgage loans on real estate:
Construction	$54,175	$55,632
Secured by farm land	6,234	1,665
Secured by 1-4 family residential	120,897	120,718
Other real estate loans	201,954	200,643
Loans to farmers (except those secured by real estate)	3,449	3,285
Commercial and industrial loans (except those secured by real estate)	37,030	52,412
Consumer installment loans	13,157	13,207
Deposit overdrafts	396	325
All other loans	944	1,864
Total loans	$438,236	$449,751
Allowance for loan losses	8,594	7,181
Loans, net	$429,642	$442,570

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on securities, premises and equipment and other real estate owned. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2010 and 2009 was 34%.  Net interest income on a tax equivalent basis was $5,258 and $4,860 for the three months ended September 30, 2010 and 2009, respectively, and $15,476 and $13,690 for the nine months ended September 30, 2010 and 2009, respectively. Noninterest income excluding securities, premises and equipment and other real estate owned gains and losses was $1,517 and $1,376 for the three months ended September 30, 2010 and 2009, respectively, and $4,377 and $3,993 for the nine months ended September 30, 2010 and 2009, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.